Exhibit 99.1

Media Contact: Autumnn Mahar	Investor Relations Contact: Amy Mendenhall
Email: amahar@arcb.com	Email: invrel@arcb.com
Phone: 479-494-8221	Phone: 479-785-6200

ArcBest Announces Retirement of CEO Judy McReynolds;
ArcBest President Seth Runser Named CEO-elect

Transition to be effective January 1, 2026;

McReynolds to continue as ArcBest Board of Directors Chairman

FORT SMITH, Arkansas, July 17, 2025 — ArcBest® (Nasdaq: ARCB), a leading integrated logistics company, today announced that Judy R. McReynolds will retire as chief executive officer effective December 31, 2025. The company’s president, Seth Runser, will succeed McReynolds as chief executive officer on January 1, 2026. Runser will retain his role as president and has also been appointed to the board effective the same date. McReynolds will continue to serve as chairman of the board.

“The Board is pleased to appoint Seth as ArcBest’s next CEO,” said Steven Spinner, lead independent director. “Over the past 18 years, Seth has consistently demonstrated exceptional leadership and achieved strong results. His strategic insight and operational expertise have been instrumental in fostering innovation and advancing ArcBest’s customer-centric approach as a leading logistics partner. This well-planned transition reflects the board’s confidence in Seth’s ability to lead ArcBest in its next chapter of growth and value creation for our stakeholders.”

Spinner continued, “Since her appointment as CEO in 2010, Judy has led ArcBest through transformative change, delivering outstanding results and building a strong foundation for the future. Under her leadership, ArcBest has been a pioneer in the industry, making smart investments and implementing innovative technology at scale to deliver customized logistics solutions and provide a premium customer experience. Her integrity, vision and deep industry expertise have created a legacy. The entire ArcBest Board is deeply grateful to Judy for her decades of service, and we wish her the very best in her well-deserved retirement. We are fortunate she will continue to provide guidance and support as chairman.”

McReynolds said, “It has been a tremendous honor to lead ArcBest and work alongside such a talented and committed team. Seth has played a pivotal role in ArcBest’s evolution into a leading integrated logistics company, helping to deliver record results while steering the team through unprecedented change. I have complete confidence in his leadership and ArcBest’s continued success.”

“I am honored to be named CEO-elect and grateful for the trust Judy and the board have placed in me,” said Runser. “My 18 years at ArcBest have given me a deep understanding of our business and industry. I’m excited to build on our company’s more than 100-year legacy of innovation and customer service as we continue to drive momentum and deliver long-term value.”

Runser continued, “Judy has shaped ArcBest’s culture and championed the customer-led approach that defines who we are today and uniquely positions us to serve our customers using various modes of transportation across our integrated suite of solutions. From small businesses to some of the world’s most recognizable brands, the ArcBest team is helping drive efficiencies amid ongoing supply chain uncertainties. I am committed to carrying that legacy forward and leading ArcBest into the future.”

About Seth Runser

Runser is a seasoned executive with a proven track record of leading transformational change. As ArcBest president, he led strategic initiatives to drive profitable growth, advance premium service for customers and improve operational efficiency. As president of ABF Freight, Runser guided the organization through the global pandemic, secured a five-year labor agreement and led a transformation that delivered eight quarters of record performance. Runser began his career at ArcBest 18 years ago as a management trainee and has held leadership roles across operations, linehaul and executive management.

About Judy R. McReynolds

With 28 years at ArcBest and over three decades in transportation and logistics, McReynolds is a well-known and respected industry visionary. As CEO since 2010, she led the company’s transformation into a full-service, multibillion-dollar logistics powerhouse. Under her leadership, ArcBest navigated significant industry disruptions, expanded its service offerings through five strategic acquisitions and introduced multiple leading innovations. A prime example is Vaux ™, a groundbreaking suite of material handling solutions currently in pilot with multiple Fortune 500 companies. During her tenure, the company’s revenue more than doubled, and operating income grew to nearly $300 million annually.

McReynolds previously served as ArcBest’s chief financial officer and held senior roles in finance and accounting. She currently serves on the boards of OGE Energy Corp., First Bank Corp. and First National Bank and is a member of the American Trucking Associations (ATA) Board and Executive Committee. In 2023, she was inducted into the Arkansas Business Hall of Fame.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 15,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

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